EXHIBIT 5

                                  May 19, 1999

AvTel Communications, Inc.
501 Bath Street
Santa Barbara, ca 93101

           Re:       Registration Statement on Form S-3

Gentlemen:

           We have examined the Registration Statement on Form S-3 to be filed by AvTel Communications, Inc. ("AvTel") with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). The Registration Statement relates to the resale by the selling stockholders named therein (the "Selling Stockholders"), of an aggregate of up to 815,000 shares of common stock, par value $.01 per share, of AvTel's common stock (collectively, the "Shares"). The Shares include (i) 795,000 Shares (the "Conversion Shares") issuable upon conversion of, or as dividends upon, AvTel's Series B Convertible Preferred Stock (the "Series B Preferred"), and (ii) 20,000 Shares (the "Warrant Shares") issuable upon exercise of warrants (the "Warrants") held by the Selling Stockholders.

           In connection with the opinions expressed herein, we have examined, among other things, certified copies of AvTel's Certificate of Incorporation and By-Laws, as amended to date, and the Certificate of Designations, Preferences and Rights with respect to the Series B Preferred (the "Certificate of Designations") as well as records of corporate proceedings and other actions taken by AvTel in connection with the issuance and sale of the Shares and the Warrants. We have also examined the Warrants and the agreements between AvTel and the Selling Stockholders pursuant to which the Series B Preferred and the Warrants were issued.

           Based upon our examination of the foregoing, and such other matters of fact or law as we have deemed necessary for purposes hereof, it is our opinion that:

1. When issued upon conversion of, or as dividends on, the Series B Preferred, in accordance with AvTel's Certificate of Incorporation and Certificate of Designations, the Conversion Shares will be validly issued, fully paid and non-assessable.
2. When issued and paid for upon exercise of the Warrant, in accordance with the terms and conditions of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.




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           We  consent  to  the  use  of  this  opinion  as an  exhibit  to  the
Registration Statement and further consent to the reference to our firm in the Prospectus contained in the Registration Statement under the heading "Legal Matters."

                                                   Very truly yours,


                                                    /s/ SEED, MACKALL & COLE LLP